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                                                                   EXHIBIT 5.1

                    [Fulbright & Jaworski L.L.P. Letterhead]

November 11,1997

The Meridian Resource Corporation
15995 N. Barker's Landing, Suite 300
Houston, Texas 77079

Ladies and Gentlemen:

     We have acted as counsel to The Meridian Resource Corporation, a Texas corporation (the "Company"), in connection with the registration under the Securities Act of 1933 (the "Act") of an aggregate of 2,742,899 shares (the "Shares") of the Company's common stock, $.01 par value (the "Common Stock") of which (i) 949,659 shares of Common Stock are to offered upon the terms and subject to the conditions set forth in the Texas Meridian Resources
Corporation 1995 Long-Term Incentive Plan (the "1995 Plan"), (ii) 949,659 shares of Common Stock are to offered upon the terms and subject to the conditions set forth in the Texas Meridian Resources Corporation 1997 Long-Term Incentive Plan (the "1997 Plan"), (iii) 731,341 shares of Common Stock are to offered upon the terms and subject to the conditions set forth in the Cairn Energy USA, Inc. 1993 Stock Option Plan, as amended (the "1993 Plan"), and
(iv) 112,240 shares of Common Stock are to offered upon the terms and subject to the conditions set forth in the Cairn Energy USA, Inc. 1993 Directors Stock Option Plan, as amended (the "Directors Plan") and together with the 1995 Plan, 1997 Plan and the 1993 Plan, the "Plans").

     We have examined or considered originals or copies, certified or otherwise identified to our satisfaction, of the Second Amended and Restated Articles of Incorporation of the Company, the By-laws of the Company, as amended, the Plans, records of relevant corporate proceedings with respect to the offering of the Shares and such other documents, instruments and corporate records as we have deemed necessary or appropriate for the expression of the opinions contained herein. We have also reviewed the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission with respect to the Shares.

     We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

     Based on the foregoing and having regard for such legal consideration as we have deemed relevant, we are of the opinion that the Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the applicable Plan, will be duly and validly issued, fully paid and nonassessable.

     The foregoing opinion is limited to the federal laws of the United States of America and the Texas Business Corporation Act, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Sincerely,

                                        /s/Fulbright & Jaworski L.L.P.

                                        Fulbright & Jaworski L.L.P.